FOR IMMEDIATE RELEASE

Alpha Announces 2023 Full-Year Operational Guidance

BRISTOL, Tenn., November 28, 2022 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today announced its operational guidance for the 2023 calendar year.

“As we continue working hard to safely wrap up a record-setting year of accomplishments, we are also looking forward to 2023 and what lies ahead for Alpha,” said David Stetson, chair and chief executive officer. “I couldn’t be prouder of our team’s 2022 performance, which includes paying off our term-loan debt and capitalizing on market opportunities that allowed Alpha to set and subsequently break a new Adjusted EBITDA record in back-to-back quarters. Additionally, the company has returned over $500 million to shareholders through share repurchases and dividends. While market conditions unquestionably facilitated these achievements, our performance was also underpinned by focused decision-making and a commitment to strengthening the long-term health of the company. We expect 2023 to be a continuation of these efforts as we step up our production expectations and continue investing in our future success.”

The full-year 2023 guidance introduced by the company includes an increase in shipments from 2022 levels, with 15.0 million to 16.0 million metallurgical tons expected to account for the majority of the company’s total shipments of 16.7 million to 18.4 million tons.

“We are encouraged by the continued demand in coal markets, and with supply expected to remain tight across the globe for some time to come, we believe Alpha is well positioned to ship more coal in 2023,” said Andy Eidson, Alpha’s president. “Even against a more ambitious guidance range than in 2022, our sales teams have already contracted 62 percent of metallurgical tons at the midpoint for the coming calendar year—this is comprised of 30 percent committed and priced at an average of roughly $193 per ton and another 32 percent that is committed but not yet priced.”

In terms of expected cost of coal sales, Alpha is guiding to a range of $106.00 to $112.00 per ton in the Met segment and a range of $87.00 to $93.00 per ton in the All Other category. These ranges reflect an expectation of continued inflationary pressure through the 2023 calendar year, most notably in the areas of labor and supplies.

The company is issuing guidance for selling, general and administrative costs in a range of $59 million to $65 million for 2023, excluding non-recurring expenses and non-cash stock compensation. Idle operations expense is expected to be between $21 million and $31 million. Cash interest expense is projected in a range of $2 million to $10 million, and depreciation, depletion and amortization are anticipated to be between $115 million to $135 million. Capital expenditures are expected to be between $250 million and $280 million for the full year, which includes some carryover from 2022, sustaining maintenance capital, and several planned projects to invest in mine development, equipment, and portfolio enhancements. The company expects a tax rate of between 15% to 20% for 2023.

“As we mentioned in our most recent earnings call, we have experienced some challenges in obtaining the specialized contract labor and supplies for some of the projects that were included in 2022’s capital expenditures budget,” Eidson said. “Therefore, we are building in roughly $33.5 million of carryover capex to the coming year’s guidance. We anticipate that our sustaining, or maintenance, capital needs will be just under $10.00 per ton for 2023, which, at the midpoint of our shipment guidance, equates to approximately $170 million for the year, which includes both supplemental and technologically advanced safety equipment. The balance of our projected capital spending in 2023 will be for development projects. These projects include development of new mines and enhancements to some of our existing properties to support our broader production and shipment goals for the upcoming year. We are excited about the opportunity to make meaningful investments that are expected to further strengthen the safety and longevity of the Alpha portfolio for many years to come.”

	2023 Guidance
in millions of tons	Low	High
Metallurgical	15.0	16.0
Thermal	1.4	1.8
Met Segment	16.4	17.8
All Other	0.3	0.6
Total Shipments	16.7	18.4

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$193.29
Metallurgical - Export		$166.00
Metallurgical Total	30%	$193.07
Thermal	64%	$130.05
Met Segment	33%	$181.56
All Other	62%	$88.09

Committed/Unpriced[1,3]	Committed
Metallurgical Total	32%
Thermal	—%
Met Segment	29%
All Other	—%

Costs per ton[4]	Low	High
Met Segment	$106.00	$112.00
All Other	$87.00	$93.00

In millions (except taxes)	Low	High
SG&A5	$59	$65
Idle Operations Expense	$21	$31
Cash Interest Expense	$2	$10
DD&A	$115	$135
Capital Expenditures	$250	$280
Tax Rate[6]	15%	20%
Notes:
1.Based on committed and priced coal shipments as of November 16, 2022. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Rate assumes no further ownership change limitations on the usage of net operating losses.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this press release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this press release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this press release may not occur.

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